UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas, 28th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brainstorm Cell Therapeutics Inc. (the “Company”) appointed David Setboun as its Executive Vice President and Chief Operating Officer effective April 7, 2020.

On April 1, 2020, the Company and David Setboun entered into an employment agreement, effective as of his April 7, 2020 start date (the “Effective Date”), which sets forth the terms of Mr. Setboun’s employment (the “Agreement”). Pursuant to the Agreement, Mr. Setboun will be paid an annual salary of $400,000 (the “Base Salary”), will receive a one-time signing and relocation bonus of $40,000, and will also be eligible to receive an annual cash bonus equal to 40% of his base salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Company’s CEO, the Board of Directors of the Company (the “Board”) and Mr. Setboun. Performance will be evaluated through a performance management framework and a bonus range based on the target bonus, and the bonus for 2020 will be pro-rated. During the employment period, commencing with the first anniversary of the Effective Date, Mr. Setboun will be eligible to receive an annual option to purchase 20,000 shares of common stock of the Company, $0.00005 par value (“Common Stock”) with an exercise price equal to the closing price of the common stock of the Company on the day of the grant during normal trading hours (together, the “Options”). Mr. Setboun will also receive other benefits that are generally made available to the Company’s employees.

Pursuant to the Agreement, Mr. Setboun will receive on the Effective Date, a grant of 50,000 shares of restricted stock (the “Restricted Stock”), under the Company’s 2014 Stock Incentive Plan, which shall vest as to 100% of the award on the first anniversary of the date of grant, provided Mr. Setboun remains continuously employed by the Company from the date of grant through the vesting date.

Pursuant to the Agreement, on the Effective Date, Mr. Setboun also will receive a one-time issuance of performance based restricted stock units (the “RSU”) with the following terms: upon the occurrence of specified milestones Mr. Setboun shall receive, within 10 business days, 250,000 shares of restricted Common Stock which shall vest immediately as to 100% of the award. In the event of Mr. Setboun’s termination of employment, any portion of the RSU that is not yet vested shall automatically and immediately be forfeited to the Company, without the payment of any consideration. The RSU is not subject to acceleration upon Change in Control. The milestone for the RSU is as follows: the Company had entered into a definitive commercialization agreement - prior to its phase 3 ALS trial data unblinding for its lead investigational product - with a third party that is not an affiliate or subsidiary of the Company, with respect to the Company’s primary targeted indication – Amyotrophic Lateral Sclerosis.

The Agreement contains termination provisions, pursuant to which if the Company terminates the Agreement or Mr. Setboun’s employment without Cause (as defined in the Agreement) or if Mr. Setboun terminates the Agreement or his employment thereunder with Good Reason (as defined in the Agreement), within four (4) months following a Change in Control (as defined in the Agreement), Mr. Setboun is entitled to four (4) months Base Salary in a lump sum, reimbursement of monthly COBRA premiums for four (4) months following termination, and fully accelerated vesting of all of his outstanding, unvested options or other equity instruments subject to “time-based” vesting (as opposed to “performance-based” vesting, which shall not be accelerated).

Prior to joining the Company, David Setboun served as Chief Business Officer, Corporate Development & Strategy at Life Biosciences since 2018. He also served as President France at Biogen from 2015 to 2018. He also worked for Astrazeneca as Country President (Portugal) at from 2012 to 2015, and as Sales & Marketing Director, Belgium (EU HQ) from 2009 to 2012. Mr. Setboun has also worked at Eli Lilly & Company as Cymbalta Global Marketing Director from 2002 to 2009 and at Rhone Poulenc Rorer from 1997 to 2000 as a Sales Force Effectiveness and Market Research Manager.

Mr. Setboun is 45 years old. There is no arrangement or understanding between Mr. Setboun and any other person pursuant to which he was appointed as Executive Vice President and Chief Operating Officer of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Setboun has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Setboun and any member of the Board or other executive officer of the Company.

The above description of the Agreement is qualified in its entirety by reference to the terms of the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

As of the Effective Date, Dr. Ralph Kern was appointed the Company’s President and Chief Medical Officer and ceased to serve as the Company’s Chief Operating Officer, and Chaim Lebovits ceased serving as President and continues to serve as Chief Executive Officer of the Company. There are no changes to the compensation terms of Dr. Kern or Mr. Lebovits in connection with the title changes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Brainstorm Cell Therapeutics Inc. and David Setboun.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: April 3, 2020	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President